Exhibit 99.1

Sierra Oncology Reports Second Quarter 2019 Results

- Sierra preparing to launch the MOMENTUM Phase 3 myelofibrosis clinical trial expected in Q4 2019 -

- Exploring non-dilutive options to support future continued development of DDR portfolio -

VANCOUVER, Aug 8, 2019 - Sierra Oncology, Inc. (SRRA), a late-stage drug development company focused on advancing targeted therapeutics for the treatment of patients with significant unmet needs in hematology and oncology, today reported its financial and operational results for the second quarter ended June 30, 2019.

“During the second quarter, we achieved major milestones in the development programs for our drug candidates. We reported Phase 3 regulatory clarity and the granting of Fast Track designation by the U.S. Food and Drug Administration (FDA) for our lead asset, momelotinib, and we reported proof-of-concept clinical data for our Chk1 inhibitor, SRA737, at the 2019 ASCO Annual Meeting, suggesting that this drug candidate has a defined clinical path forward toward potential initial registration,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “Our current focus is on preparing for the launch of the MOMENTUM Phase 3 clinical trial, expected in the fourth quarter of 2019, designed to support potential registration of momelotinib on a global basis. We also continue to develop the assets in our DDR portfolio, SRA737 and SRA141, and have previously announced we are conducting a campaign intended to seek non-dilutive strategic options to support their further advancement.”

Second Quarter 2019 Highlights:

Momelotinib (targeting JAK1/JAK2/ACVR1):

•	During the second quarter, Sierra obtained regulatory clarity with the FDA concerning the design of a Phase 3 clinical trial for momelotinib intended to support its potential registration.

•

Sierra also announced the design of the MOMENTUM Phase 3 clinical trial, planned for launch in the fourth quarter of 2019. The randomized double-blind trial is designed to enroll 180 myelofibrosis patients who are symptomatic, anemic and have been treated previously with a JAK inhibitor. The Primary Endpoint of the trial is the Total Symptom Score (TSS) response rate of momelotinib compared to danazol at Week 24 (99% power; p-value < 0.05). Dr. Srdan Verstovsek, MD, PhD, Chief, Section for Myeloproliferative Neoplasms, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Houston, Texas, has been named Chief Investigator of the MOMENTUM trial.

•

Sierra also reported that the FDA has granted Fast Track designation to momelotinib for the treatment of patients with intermediate/high-risk myelofibrosis who have previously received a JAK inhibitor.

DNA Damage Response (DDR) portfolio (SRA737 and SRA141):

•

At the 2019 ASCO Annual meeting, Sierra reported preliminary efficacy and safety data from two ongoing clinical trials evaluating SRA737 across multiple indications, as monotherapy and when potentiated by non-cytotoxic low-dose gemcitabine (LDG). SRA737 demonstrated notable anti-cancer activity in multiple indications including a 30% Overall Response Rate in evaluable patients with anogenital cancer treated with SRA737+LDG, an indication for which the second line metastatic setting represents a significant unmet medical need with no approved therapies and very poor life expectancy. Additionally, evaluable RAS wild-type subjects whose tumors harbored FA/BRCA gene network mutations displayed favorable outcomes across multiple indications, with an Overall Response Rate of 25%.

•

During the second quarter, Sierra announced plans to prioritize its resources on the development of momelotinib and that it has launched a campaign exploring non-dilutive strategic options to support the future continued development of its portfolio of DDR assets.

Second Quarter 2019 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $11.7 million for the three months ended June 30, 2019, compared to $8.8 million for the three months ended June 30, 2018. The increase was primarily due to momelotinib related costs, including a $3.1 million increase in clinical trial and development related costs and a $1.2 million increase in third-party manufacturing costs, and a $1.1 million increase in personnel-related and allocated overhead costs. These increases were partially offset by decreases in SRA737 and SRA141 costs, including a $1.3 million decrease in third-party manufacturing costs, a $0.7 million decrease in clinical trial costs primarily related to SRA737, and a $0.5 million decrease in research and preclinical costs. Research and development expenses included non-cash stock-based compensation of $1.2 million for the three months ended June 30, 2019 and 2018.

Research and development expenses were $21.9 million for the six months ended June 30, 2019, compared to $17.1 million for the six months ended June 30, 2018. The increase was primarily due to momelotinib related costs, including a $4.4 million increase in clinical trial and development costs and a $1.3 million increase in third-party manufacturing costs, and a $2.4 million increase in personnel-related and allocated overhead costs. These increases were partially offset by decreases in SRA737 and SRA141 costs, including a $2.2 million decrease in third-party manufacturing costs and a $1.2 million decrease in research and preclinical costs. Research and development expenses included non-cash stock-based compensation of $2.4 million and $2.2 million for the six months ended June 30, 2019 and 2018, respectively.

General and administrative expenses were $3.5 million for the three months ended June 30, 2019, compared to $4.2 million for the three months ended June 30, 2018. This decrease was primarily due to decreases in professional fees of $0.4 million and personnel-related and allocated overhead costs of $0.3 million. General and administrative expenses included non-cash stock-based compensation of $0.5 million and $0.6 million for the three months ended June 30, 2019 and 2018, respectively.

General and administrative expenses were $6.8 million for the six months ended June 30, 2019, compared to $7.6 million for the six months ended June 30, 2018. This decrease was primarily due to decreases in professional fees of $0.5 million and personnel-related and allocated overhead costs of $0.3 million. General and administrative expenses included non-cash stock-based compensation of $1.0 million and $1.1 million for the six months ended June 30, 2019 and 2018.

For the three months ended June 30, 2019, Sierra incurred a net loss of $14.9 million compared to a net loss of $12.0 million for the three months ended June 30, 2018. For the six months ended June 30, 2019, Sierra incurred a net loss of $27.9 million compared to a net loss of $23.5 million for the six months ended June 30, 2018.

Cash and cash equivalents totaled $78.8 million as of June 30, 2019, compared to $106.0 million as of December 31, 2018. At June 30, 2019, there were 74,688,283 shares of common stock issued and outstanding, an additional 13,335,583 issuable upon exercise of stock options and warrants, and a term loan of $5.0 million.

Equity Inducement Plan

On August 5, 2019, the Compensation Committee of Sierra Oncology’s Board of Directors granted non-qualified stock options to purchase an aggregate of 112,000 shares of its common stock to two new employees under Sierra Oncology’s 2018 Equity Inducement Plan.

The 2018 Equity Inducement Plan is used exclusively for the grant of equity award to individuals who were not previously an employee or non-employee director of Sierra (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with Sierra, pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

The options have an exercise price of $0.49 per share, which is equal to the closing price of Sierra’s common stock on the date of grant. Each option will vest and become exercisable as to 25% of the shares on the first anniversary of the recipient’s start date, and then will vest and become exercisable as to the remaining 75% of the shares in 36 equal monthly installments following the first anniversary, in each case, subject to each such employee’s continued employment with Sierra on such vesting dates. The options are subject to the terms and conditions of Sierra’s 2018 Equity Inducement Plan, and the terms and conditions of the stock option agreement covering the grant.

About Sierra Oncology

Sierra Oncology is a late stage drug development company focused on advancing targeted therapeutics for the treatment of patients with significant unmet medical needs in hematology and oncology.

Momelotinib, Sierra’s lead drug candidate, is a potent, selective and orally-bioavailable JAK1, JAK2 & ACVR1 inhibitor with a differentiated therapeutic profile in myelofibrosis encompassing robust constitutional symptom improvements, a range of meaningful anemia benefits, including eliminating or reducing the need for frequent blood transfusions, and comparable spleen control to ruxolitinib. More than 1,200 subjects have received momelotinib since clinical studies began in 2009, including more than 800 subjects treated for myelofibrosis. Sierra plans to launch the MOMENTUM Phase 3 clinical trial in the fourth quarter of 2019 to support potential registration of momelotinib on a global basis. Momelotinib is wholly owned by Sierra Oncology and is covered by patents anticipated to provide potential exclusivity to 2040 in the United States.

Sierra is also developing a portfolio of DNA Damage Response (DDR) assets, consisting of SRA737 and SRA141, and is conducting a campaign intended to seek non-dilutive strategic options to support their further advancement.

SRA737 is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DDR.

Tumors with high levels of replication stress become reliant on Chk1 to mitigate the potentially catastrophic consequences of excess genomic instability. SRA737+LDG, a novel drug combination where non-cytotoxic low dose gemcitabine (LDG) acts as a potent extrinsic inducer of replication stress, has demonstrated preliminary clinical efficacy.

SRA141 is a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7) with a potential novel mechanism of cytotoxicity. Sierra has successfully completed the IND process with the FDA enabling the commencement of clinical trials for SRA141 and has designed a potential Phase 1/2 trial with this drug candidate.

Sierra Oncology retains the global commercialization rights to momelotinib, SRA737 and SRA141.

For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s expectations from current data, anticipated clinical development activities, timing of the initiation of MOMENTUM, expected timing of the execution of, and expected results from, non-dilutive strategic options, and potential benefits of Sierra Oncology’s lead product candidate and other product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, product candidates may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of its product candidates, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$78,831	$106,046
Prepaid expenses and other current assets	3,761	2,706

Total current assets	82,592	108,752
Property and equipment, net	134	168
Operating lease right-of-use asset	671	—
Other assets	778	549

TOTAL ASSETS	$84,175	$109,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued and other liabilities	$7,064	$8,812
Accounts payable	1,203	1,287
Current portion of term loan	668	—

Total current liabilities	8,935	10,099
Term loan	4,303	4,891
Operating lease liability	466	—

TOTAL LIABILITIES	13,704	14,990

STOCKHOLDERS’ EQUITY:

Common stock	74	74
Additional paid-in capital	775,719	771,817
Accumulated deficit	(705,322)	(677,412)

TOTAL STOCKHOLDERS’ EQUITY	70,471	94,479

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$84,175	$109,469

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$11,728	$8,785	$21,865	$17,119
General and administrative	3,479	4,178	6,844	7,598

Total operating expenses	15,207	12,963	28,709	24,717

Loss from operations	(15,207)	(12,963)	(28,709)	(24,717)
Other income, net	348	582	673	854

Loss before provision for (benefit from) income taxes, net	(14,859)	(12,381)	(28,036)	(23,863)
Provision for (benefit from) income taxes, net	19	(421)	(126)	(378)

Net loss	$(14,878)	$(11,960)	$(27,910)	$(23,485)

Net loss per common share, basic and diluted	$(0.20)	$(0.16)	$(0.37)	$(0.35)

Weighted-average shares used in computing net loss per common share, basic and diluted	74,688,283	74,320,415	74,587,350	67,061,904

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com